Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Series A Preferred Stock of Cyber Apps World Inc., dated as of September 8, 2023 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

ZENITH ENERGY LTD

By: ______________________________

Name: Luca Benedetto
Title: Chief Financial Officer & Director

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Name: Luca Benedetto